Exhibit 99.1

PR Contact:	Synplicity Contact:
Steve Gabriel	Nancy Weiss
Porter Novelli	Synplicity Inc.
408/369-1500 x627	408/215-6000
steve.gabriel@porternovelli.com	nancy@synplicity.com

GARY MEYERS PROMOTED TO CHIEF EXECUTIVE OFFICER OF SYNPLICITY

Former CEO, Bernie Aronson, to Remain on Board of Directors

SUNNYVALE, Calif., September 28, 2004 - Synplicity Inc. (NASDAQ: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced Gary Meyers has been named chief executive officer of Synplicity, effective October 2, 2004, and will hold the title of president and chief executive officer. Meyers, who was recently appointed president and chief operating officer, is succeeding chief executive officer Bernie Aronson, who will remain a member of Synplicity’s board of directors. Aronson is leaving Synplicity to join Kilopass Technology Inc., an early stage developer of scalable, high-density, embedded non-volatile memory solutions. Meyers’ transition to president and chief executive officer completes the succession plan for Aronson.

“The Synplicity management team and Board of Directors have the highest regard for Gary’s ability to lead the company,” said Alisa Yaffa, Chairman of the Board and co-founder of Synplicity. “Gary has held executive positions at Synplicity for nearly six years, and his combination of technical and leadership skills, strategic thinking, and knowledge of Synplicity and the EDA industry make him the natural fit to succeed Bernie as chief executive officer.”

Meyers commented, “I want to thank Bernie for ensuring such a smooth transition into my new role. I am truly excited to have this opportunity to lead Synplicity. I look forward to working with our management team and employees to strengthen Synplicity’s technology and market leadership position in the FPGA and structured/platform ASIC tools markets.”

“It has been a pleasure to lead Synplicity over the past seven years,” said Bernie Aronson. “Gary and I have worked closely together to make the transition seamless and he is ready to lead this company into its next phase. I look forward to continuing my relationship with Synplicity, both in my continuing capacity as a director, and as well as with Kilopass.”

Yaffa concluded, “The Synplicity management team and Board of Directors thank Bernie for all of his contributions over the past seven years as our president and chief executive officer and wish him all the best at Kilopass and in his future endeavors. We are honored to have him continue as an active member of our Board of Directors.”

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.